UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE FIRST MARBLEHEAD CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

October 5, 2007

Fellow Stockholders:

We are pleased to invite you to our 2007 annual meeting of stockholders. The meeting will take place on Thursday, November 8, 2007 at 12:00 p.m., local time, at The Princeton Club of New York, located at 15 West 43rd Street, New York, New York 10036. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2007 annual meeting of stockholders, which lists the items of business to be considered at the meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our annual report to stockholders for the fiscal year ended June 30, 2007, which contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply mark, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name”—that is, held for your account by a bank, broker, trust or other holder of record—you will receive instructions from the holder of record that you must follow for your shares to be voted.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote.

Thank you for your ongoing support and continued interest in The First Marblehead Corporation.

Sincerely,

Peter B. Tarr
Chairman of the Board and General Counsel

THE FIRST MARBLEHEAD CORPORATION
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts 02199

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	12:00 p.m., local time, on Thursday, November 8, 2007
Place	The Princeton Club of New York 15 West 43rd Street New York, New York 10036
Items of Business	At the meeting, we will ask you and our other stockholders to:
(1) elect nine directors for terms to expire at the next annual meeting of stockholders;
(2) approve an amendment to our restated certificate of incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000;
(3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008; and
(4) transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.
The board of directors has no knowledge of any other business to be transacted at the annual meeting.
Record Date	You may vote if you were a stockholder of record at the close of business on September 21, 2007.
Proxy Voting

It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the meeting. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted.

By order of the Board of Directors,

Gregory M. Woods
Secretary

October 5, 2007
Boston, Massachusetts

THE FIRST MARBLEHEAD CORPORATION
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts 02199

PROXY STATEMENT

For Our Annual Meeting of Stockholders to be held on November 8, 2007

The First Marblehead Corporation, a Delaware corporation (referred to as “we,” “us” or “First Marblehead” in this document), has sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2007 annual meeting of stockholders. The annual meeting will be held on Thursday, November 8, 2007, at 12:00 p.m., local time, at The Princeton Club of New York, located at 15 West 43rd Street, New York, New York 10036. If the annual meeting is adjourned for any reason, the proxies may be used at any adjournments of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions at the annual meeting, if you do not plan to attend in person.

We are mailing this proxy statement and the enclosed proxy card to stockholders on or about October 9, 2007. In this mailing, we are also including copies of our annual report to stockholders for the fiscal year ended June 30, 2007. We refer to the year ended June 30, 2007 as “fiscal 2007” and the year ended June 30, 2006 as “fiscal 2006” throughout this proxy statement.

Our annual report on Form 10-K for fiscal 2007, as filed with the Securities and Exchange Commission, or SEC, including our audited financial statements, is available free of charge on our website at www.firstmarblehead.com or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you free of charge, either:  write to Investor Relations, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199, or email Investor Relations at info@firstmarblehead.com.

We completed a three-for-two split of our common stock, in the form of a stock dividend, on December 4, 2006. All share and per share amounts in this proxy statement have been presented on a post-split basis.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote?

The record date for the annual meeting was September 21, 2007. Holders of record of our common stock at the close of business on that date are entitled to one vote per share on each matter properly brought before the meeting. As of the close of business on September 21, 2007, we had 93,497,841 shares of our common stock outstanding.

A list of stockholders of record entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Gregory M. Woods, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from October 29, 2007 up to the time of the meeting.

Am I entitled to vote if my shares are held in “street name?”

If the shares you own are held in “street name,” these proxy materials have been forwarded to you by the record holder of your shares, typically your bank or brokerage firm. You have the right to direct the record holder how to vote your shares, and the record holder is required to vote according to your instructions. To instruct your record holder how to vote your shares, please follow the directions the record holder provides to you. Many banks and brokerage firms solicit voting instructions over the Internet or by telephone.

Under the rules of the New York Stock Exchange, if you do not give voting instructions to the record holder, it will be permitted to vote your shares with respect to certain “discretionary” items, but will not be permitted to vote your shares with respect to certain “non-discretionary” items. The election of directors (proposal one), the amendment to our restated certificate of incorporation (proposal two) and the ratification of the appointment of our independent registered public accounting firm (proposal three) are each considered discretionary items under the New York Stock Exchange rules. If the record holder does not exercise its discretionary authority with regard to any such proposal, your shares will be treated as “broker non-votes” on the particular matter.

If your shares are held in street name, you are cordially invited to attend the annual meeting, but please bring an account statement or letter from the stockholder of record that confirms you are the beneficial owner of those shares as of the record date. You may not vote your shares in person at the meeting unless you obtain a proxy, executed in your favor, from the holder of record of your shares.

How may I vote if I am a stockholder of record?

If you are a stockholder of record (i.e., you hold shares in your name in an account with our stock transfer agent, Computershare Investor Services, N.A.), you may vote your shares in person or by proxy:

•       to vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•       to vote by proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card.

The proxy card solicited by our board of directors provides stockholders the choice of voting for each of the director nominees or withholding votes for each of the nominees (proposal one) and the choice of approving, disapproving or abstaining with respect to the proposals to approve the amendment to our restated certificate of incorporation (proposal two) and to ratify the appointment of KPMG LLP as our independent registered public accounting firm (proposal three). If you indicate a choice on the proxy card with respect to any matter to be acted upon, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, your shares will be voted according to the board of directors’ recommendations, as indicated in this proxy statement.

How may I change my vote?

If you are a stockholder of record, even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•       send written notice to Gregory M. Woods, our Secretary, at our address above;

•       send us another signed proxy with a later date; or

•       attend the meeting, notify our Secretary that you are present, and then vote by ballot.

If you own shares in “street name,” the record holder of your shares should provide you with appropriate instructions for changing your vote.

How many shares must be present to hold the annual meeting?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote at the meeting, that is, at least 46,748,921 shares.

Shares of common stock present in person or represented by proxy (including any “broker non-votes” and shares that abstain or provide no voting instructions with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

   Proposal One—Election of Directors

Under our by-laws, directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the nine nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether that number represents a majority of the votes cast.

   Proposal Two—Amendment to Our Restated Certificate of Incorporation

Under Delaware corporate law, the affirmative vote of the holders of a majority of the shares of common stock outstanding is needed to approve the amendment to our restated certificate of incorporation.

   Proposal Three—Ratification of Appointment of KPMG LLP

Under our by-laws, the affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the annual meeting and voting on the matter is needed to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

How will votes be counted?

Each share of common stock will be counted as one vote. Neither votes withheld for a particular nominee nor broker non-votes will have an effect on the outcome of the election of directors. Under our by-laws, neither abstentions nor broker non-votes will have an effect on the outcome of proposal three. Abstentions and broker non-votes, however, will have the same effect as a vote against proposal two, which requires the affirmative vote of a majority of all outstanding shares of our common stock.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote:

•       FOR proposal one—to elect our nine nominees to the board of directors

•       FOR proposal two—to approve the amendment to our restated certificate of incorporation

•       FOR proposal three—to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting was September 10, 2007. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Who pays for the solicitation of proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested banks, brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the banks, brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2008 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2008 annual meeting, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We must receive any proposals intended for inclusion in the proxy statement at our principal executive offices, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 Attention:  Secretary, no later than June 7, 2008.

If you wish to present a proposal at the 2008 annual meeting, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must also give written notice to us at the address noted above. Our by-laws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to November 8, 2008. However, if the 2008 annual meeting is scheduled to be held prior to October 19, 2008 or after January 7, 2009, your notice must be received no earlier than the 90th day prior to the 2008 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2008 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2008 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

DISCUSSION OF PROPOSALS

Proposal One:  Election of Directors

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Leslie L. Alexander, Stephen E. Anbinder, William R. Berkley, Dort A. Cameron III, George G. Daly, Peter S. Drotch, William D. Hansen, Jack L. Kopnisky and Peter B. Tarr for election as directors.

The persons named in the enclosed proxy card will vote to elect each of these nominees as a director, unless the proxy is marked otherwise. Each director will be elected to hold office until the next annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees is currently a director, and each has indicated a willingness to serve as director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director is related by blood, marriage or adoption to any other director or executive officer.

Our board of directors recommends a vote FOR each of the nominees.

Director Nominees

Set forth below are the names of each nominee for director, the year in which they first became a director, their ages as of August 31, 2007, their positions and offices with us, their principal occupations and business experience during the five years ended June 30, 2007, and the names of other public companies for which they serve as a director.

LESLIE L. ALEXANDER

Age: 64

Leslie L. Alexander has served as a director since December 1995. Mr. Alexander has been an institutional investor with the Alexander Group since 1980. Mr. Alexander has owned the Houston Rockets professional basketball team since 1993 and the Houston Comets professional basketball team since 1997. Mr. Alexander received a B.S. from New York University and a J.D. from Western State University.

STEPHEN E. ANBINDER

Age: 69

Stephen E. Anbinder is a co-founder of First Marblehead and has served as Vice Chairman of the Board of Directors since May 2002. Mr. Anbinder has served as a consultant to us since June 2006, following his retirement as an employee. Mr. Anbinder previously served as our President, from December 1995 to May 2002, and Treasurer, from May 2002 to June 2003. From 1980 to 1981 and from 1962 to 1969, Mr. Anbinder held positions with Scudder Stevens & Clark, an investment counseling firm, serving most recently as a Vice President and member of its investment policy committee. From 1970 to 1979, Mr. Anbinder served as a Managing Director of Dillon Read & Company, a securities brokerage firm, where he headed the fixed income capital markets group and was a member of the board of directors. Mr. Anbinder received a B.A. in literature from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.

WILLIAM R. BERKLEY

Age: 61

William R. Berkley has served as a director since December 1995, and as our lead director since January 2004. Mr. Berkley served as interim Chairman of the Board of Directors from September 2005 until October 2005. Mr. Berkley has served as Chairman of the Board of Directors and Chief Executive Officer of W.R. Berkley Corporation, a publicly held property casualty insurance company, since its formation in 1967. Mr. Berkley also serves as President and Chief Operating Officer of W. R. Berkley Corporation, positions he has held since 2000. Mr. Berkley also serves as Chairman of the Board or director of a number of other public and private companies. These include Associated Community Bancorp, Inc., a bank holding company which owns all of the issued and outstanding capital stock of Connecticut Community Bank, N.A., a federally chartered commercial bank; Interlaken Capital, Inc., a private investment firm; and Kiln plc, a U.K.-based insurance company. Mr. Berkley is Vice Chairman of the American Insurance Association; a Trustee and member of the Executive Committee of the Board of Trustees of New York University; Chairman of the Board of Overseers of The Leonard N. Stern School of Business of New York University; and a Director of Georgetown University. Mr. Berkley received a B.S. from New York University and an M.B.A. from the Harvard Graduate School of Business Administration.

DORT A. CAMERON III

Age: 62

Dort A. Cameron III has served as a director since December 1995. Mr. Cameron is a private investor who has served as the Managing Member of the Airlie Group, a money management firm, since 1994. From 1993 to 2000, Mr. Cameron served as Chairman of Entex Information Services, Inc., a provider of distributed computing infrastructure services and hardware. In 2003, Mr. Cameron founded The Airlie Opportunity Capital Management, L.P., a registered investment company, which manages hedge funds that invest in stressed and distressed high yield debt markets. Mr. Cameron currently serves as a Trustee Emeritus of Middlebury College and serves on the Rippowam Cisqua School and Westchester Land Trust Boards. Mr. Cameron received an A.B. from Middlebury College.

GEORGE G. DALY

Age: 66

George G. Daly has served as a director since September 2002. Mr. Daly has served as Dean of the Robert Emmett McDonough School of Business at Georgetown University since November 2005. From 1998 to October 2005, Mr. Daly was the Albert Fingerhut Professor of Business Administration at the Leonard N. Stern School of Business of New York University. From 1993 to August 2002, he was the Dean of the Stern School. From 1983 to 1993, Mr. Daly served as Dean and Professor at the College of Business Administration at the University of Iowa. He has also served in senior posts in the federal government and as a consultant to the National Football League. Mr. Daly has served as a director of W.R. Berkley Corporation since 1997. Mr. Daly received an A.B. from Miami University of Ohio and an M.A. and Ph.D. from Northwestern University.

PETER S. DROTCH

Age: 65

Peter S. Drotch has served as a director since October 2003. From 1975 to 2000, Mr. Drotch was a partner at PricewaterhouseCoopers LLP, an accounting firm, from which he retired in 2000. Mr. Drotch joined Price Waterhouse in 1964. Mr. Drotch held a number of positions at PricewaterhouseCoopers, most recently leading the firm’s services to the investment management industry in the Americas and serving as a member of the global leadership team for this industry services group, which provides services to investment advisors, banks, insurance companies, broker dealers, industrial corporations and governmental units with respect to their investment management operations. Mr. Drotch is a director of Tufts Health Plan and a trustee of the ING Mutual Funds. His volunteer activities include Trustee and Chair of the Financial Affairs Committee of the University of Connecticut. Mr. Drotch received a B.S. in accounting from the University of Connecticut.

WILLIAM D. HANSEN

Age: 48

William D. Hansen has served as a director since July 2003 and served as chairman of our advisory council from July 2003 to April 2007. Mr. Hansen has served since August 2005 as Senior Managing Director of Chartwell Education Group, LLC, an education-related consulting firm. From July 2003 to August 2005, Mr. Hansen served as the Senior Vice President and Managing Director of Affiliated Computer Services’ Education Services Business, which provides business process and information technology services to commercial and government clients. From May 2001 to July 2003, Mr. Hansen served as the Deputy Secretary of the U.S. Department of Education, functioning as its chief operating officer. From 1993 to 2001, Mr. Hansen was the President of the Education Finance Council, a not-for-profit trade association representing state-based student loan finance organizations. From 1981 to 1993, he held numerous senior executive positions, including Assistant Secretary for Management and Budget and

Chief Financial Officer, at the U.S. Department of Education. Mr. Hansen also held senior executive positions at the United States Departments of Commerce and Energy. He has served on numerous state and national boards and commissions on reforming elementary and secondary schools and increasing access to higher education, including the National Commission on the Cost of Higher Education. Mr. Hansen also currently serves as a director of the University of Phoenix. Mr. Hansen received a B.S. in economics from George Mason University.

JACK L. KOPNISKY

Age: 51

Jack L. Kopnisky has served as our President and Chief Operating Officer since September 6, 2005, as our Chief Executive Officer since September 27, 2005 and as a director since November 9, 2006. Prior to joining First Marblehead, Mr. Kopnisky served as the President of the Consumer Banking Group at KeyCorp, a financial services firm, where he was responsible for Retail Banking, Business Banking, Consumer Finance and Community Development from June 2000 to August 2005. During those years, Mr. Kopnisky served as Chief Executive Officer and President of KeyBank USA’s Consumer Finance Business which included Auto, Student, Mortgage, Recreational and Home Equity Lending. Mr. Kopnisky received a B.A. in economics and business administration from Grove City College.

PETER B. TARR

Age: 56

Peter B. Tarr has served as our General Counsel since July 2005 and as our Chairman of the Board of Directors since October 2005. Mr. Tarr served as Vice Chairman of the Board of Directors from August 2005 until his election as Chairman. From 1986 to June 2005, Mr. Tarr was a Senior Partner in the corporate law department at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, where he also served as a member of the Executive Committee. Mr. Tarr’s practice focused on advising boards of directors on corporate governance, strategic transactions and public offerings of securities. Mr. Tarr received a B.A. from Yale College, an M.A.R. from Yale Divinity School and a J.D. from the University of Virginia School of Law.

Proposal Two:  Amendment to Our Restated Certificate of Incorporation

On August 14, 2007, our board of directors voted to approve, and to recommend to our stockholders that they approve, an amendment to our restated certificate of incorporation to increase the number of shares of common stock authorized for issuance from 150,000,000 to 250,000,000.

To effect this change, the total number of shares of capital stock authorized in our restated certificate of incorporation would increase from 170,000,000 to 270,000,000, because we are currently authorized to issue up to 20,000,000 shares of undesignated preferred stock. We are not proposing any change to the authorized number of shares of preferred stock. Under Delaware corporate law, we are required to obtain approval from our stockholders to amend our restated certificate of incorporation to increase the number of shares of authorized capital stock.

Reasons for Proposal

As of August 31, 2007, we had a total of 93,459,497 shares of common stock outstanding, and approximately 6,099,723 additional shares of common stock reserved for issuance pursuant to our stock incentive plans and our employee stock purchase plan. As a result, as of August 31, 2007, we had 50,440,780 shares of common stock available for future issuance in excess of outstanding common stock and shares of common stock reserved under existing stock plans.

Our board of directors believes that it is important to have available for issuance a number of authorized shares of common stock to meet our future corporate needs. If our stockholders approve the proposed amendment to our restated certificate of incorporation, the additional authorized shares would be available for issuance for any proper corporate purpose, including future stock splits, stock dividends, future acquisitions, capital-raising transactions consisting of either equity or convertible debt or issuances under current or future stock plans. The shares would be issuable at the discretion of our board of directors, without further stockholder action except as may be required for a particular transaction by law or the rules of the New York Stock Exchange. Our board of directors believes that the additional shares will provide us with needed flexibility to issue shares in the future without the potential expense and delay incident to obtaining stockholder approval for a particular issuance. Except to the extent of our existing obligations on the date of mailing of this proxy statement, we do not currently have any plans, understandings or agreements for the issuance or use of the additional shares of common stock to be approved under this proposal.

Principal Effects on Outstanding Common Stock

Holders of our common stock, which has a par value of $0.01 per share, are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of our common stock do not have any redemption or conversion rights, and the rights, preferences and privileges of holders of our common stock could be adversely affected by the rights of holders of any series of preferred stock that we may designate and issue in the future.

The proposed amendment to our restated certificate of incorporation to increase the number of shares of authorized common stock would not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will reduce each existing stockholder’s proportionate ownership. Holders of our common stock do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current holders of our common stock do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership.

The issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of First Marblehead. The amendment has been proposed for the reasons stated above, however, and not for any possible anti-takeover effects it may have.

Our board of directors believes the amendment to our restated certificate of incorporation is in our best interests and the best interests of our stockholders and recommends a vote FOR this proposal.

Proposal Three:  Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee, consisting of independent members of our board of directors, has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the year ending June 30, 2008. KPMG LLP has been our independent registered public accounting firm since our inception in 1991. Although stockholder approval of the appointment of KPMG LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.

We expect representatives of KPMG LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends a vote FOR this proposal.

Fees and Services

The following table sets forth the fees billed to us by KPMG LLP for the fiscal years ended June 30, 2007 and 2006:

	Fiscal Year
Fee Category	2007	2006
Audit Fees(1)	$1,363,980	$1,370,285
Audit-Related Fees(2)	74,400	50,765
Tax Fees(3)	252,300	254,000
All Other Fees	—	—
Total Fees	$1,690,680	$1,675,050

(1)                 Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)                 Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”  These services relate to employee benefit plan audits and accounting consultation concerning our subsidiary Union Federal Savings Bank.

(3)                 Tax fees consist primarily of fees for tax compliance, tax advice and tax planning. Tax compliance services include primarily the preparation of tax returns and tax payment-planning services. Tax advice and tax planning services include assistance with tax audits and assistance with tax allocation strategies further discussed in our Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC on August 28, 2007.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit, audit-related and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit, audit-related or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. The audit committee identifies the particular pre-approved services in detail and establishes a maximum dollar amount for each particular pre-approved service, which limit cannot be exceeded without obtaining further pre-approval.

Our audit committee has also delegated to the chairman of the audit committee the authority to pre-approve any audit, audit-related or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Our audit committee pre-approval requirements have a limited exception for the provision of services, other than audit and audit-related services, by the independent registered public accounting firm if:

•       the aggregate amount of all such services is no more than 5% of the total amount paid by First Marblehead to the independent registered public accounting firm during the fiscal year in which the services are provided;

•       such services were not recognized by First Marblehead at the time of the engagement to be non-audit services; and

•       such services are promptly brought to the attention of the audit committee and approved prior to completion of the audit by the audit committee or by the chairman of the audit committee.

All of the audit fees, audit-related fees and tax fees for fiscal 2007 and 2006 were pre-approved.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, SEC rules and listing standards of the New York Stock Exchange. We have also considered the policies and procedures identified as best practices by various authorities in corporate governance, as well as the practices of other public companies.

We describe below our corporate governance structure and the key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters, code of conduct and statement of business ethics for directors are available on our website at www.firstmarblehead.com. Alternatively, you may request a copy of any of these documents by:  writing to Investor Relations, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 or emailing Investor Relations at info@firstmarblehead.com.

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer and our other executive officers are responsible for managing our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and elects our executive officers.

Our board of directors met 12 times during fiscal 2007, including regular, special and telephonic meetings. Each director who served as a director during fiscal 2007 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of fiscal 2007 that he served as a director and (2) the total number of meetings held by all board committees on which he served during the period of fiscal 2007 that he served as a member of such committees.

Our board of directors has appointed William R. Berkley as our lead director, to preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. In general, the agenda for every regularly scheduled board meeting provides for a meeting of non-management directors in executive session.

Board Independence

Under the rules of the New York Stock Exchange, a director will only qualify as “independent” if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with us. Under these guidelines, a director is not considered to have a material relationship with us if he is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if he:

•       is an executive officer of another company which is indebted to First Marblehead, or to which First Marblehead is indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he serves as an executive officer; or

•       serves as an officer, director or trustee of a charitable organization to which First Marblehead makes contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s total annual charitable receipts. First Marblehead’s matching of employee charitable contributions would not be included in the amount of the First Marblehead’s contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the board of directors who are independent.

Applying the standards described above, our board of directors has affirmatively determined that the following directors are independent:  Leslie L. Alexander, William R. Berkley, Dort A. Cameron III, George G. Daly, Peter S. Drotch and William D. Hansen. In making the determination that these directors were independent, with regard to Messrs. Alexander, Berkley and Cameron, our other independent directors considered the relationships described under “Information About Our Executive Officers—Certain Relationships and Related Transactions—Related Person Transactions” as well as the relationships described below:

•       We paid less than $100,000 to the Houston Rockets, which is owned by Mr. Alexander, in connection with an advertising program for our student loan services.

•       We paid less than $100,000 to InsurBanc, an indirect subsidiary of W.R. Berkley Corporation, in connection with loan securitizations and assistance we provided to InsurBanc in connection with its student loan program. We have also agreed to spend a certain amount to assist InsurBanc in connection with development and expansion of this loan program. Mr. Berkley, our lead director, is chairman, chief executive officer, president and chief operating officer of W.R. Berkley Corporation and owns approximately 13% of its outstanding stock.

After reviewing all such transactions, our other independent directors concluded that the amounts involved or the indirect nature of the relationships did not preclude an independence determination.

All of the members of the board’s three standing committees (as described below) are independent as defined under the rules of the New York Stock Exchange. Members of the audit committee must also satisfy a separate SEC independence requirement, contained in Rule 10A-3 under the Exchange Act, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us other than their directors’ compensation.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

The members of the committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
Peter S. Drotch (Chair)	Dort A. Cameron III (Chair)	William R. Berkley (Chair)
George G. Daly	Leslie L. Alexander	Leslie L. Alexander
William D. Hansen	William R. Berkley	Dort A. Cameron III
	George G. Daly	George G. Daly
William D. Hansen

Each committee operates under a charter that has been approved by our board of directors. A current copy of each committee’s charter is posted on the governance section of our website, www.firstmarblehead.com, and is available in print to any stockholder who submits a written request to our investor relations department.

   Audit Committee

The audit committee’s responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures, as well as financial reporting issues and judgments made in connection with the preparation of the financial statements;

•       monitoring our internal controls over financial reporting, disclosure controls and procedures and code of conduct;

•       overseeing our internal audit function and reviewing, at least annually, the proposed internal audit plan, staffing, audit procedures and the coordination of the plan with the independent registered public accounting firm;

•       discussing our policies with respect to financial risk assessment and financial risk management;

•       establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•       meeting independently with our independent registered public accounting firm and management; and

•       preparing the audit committee report required by SEC rules (which is included on page 17 of this proxy statement).

Our board of directors has determined that Peter S. Drotch qualifies as an “audit committee financial expert.”  In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the New York Stock Exchange listing standards, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Drotch, like all of the other members of our audit committee, is an independent director.

The audit committee met seven times during fiscal 2007.

   Compensation Committee

The compensation committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•       determining the compensation of our chief executive officer;

•       reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•       overseeing an evaluation of our senior executives;

•       overseeing and administering our cash and equity incentive plans;

•       reviewing and making recommendations to the board with respect to director compensation;

•       reviewing and discussing annually with management our “Compensation Discussion and Analysis” (which is included beginning on page 18 of this proxy statement); and

•       preparing the compensation committee report required by SEC rules (which is included on page 26 of this proxy statement).

The compensation committee met three times during fiscal 2007. The compensation committee has established a subcommittee composed entirely of two or more directors who meet the criteria of “outside director” under Section 162(m), which we refer to as the Section 162(m) subcommittee. The members of the Section 162(m) subcommittee are Messrs. Alexander, Daly and Hansen. This subcommittee has the responsibility for making grants of cash and equity awards that are intended to qualify as performance-based compensation under Section 162(m).

   Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•       identifying individuals qualified to become board members;

•       recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•       overseeing an annual review with respect to management succession planning;

•       developing and recommending to the board corporate governance guidelines; and

•       overseeing an annual self-evaluation of the board and its committees.

The nominating and corporate governance committee met once during fiscal 2007.

Executive and Director Compensation Processes

The compensation committee has implemented an annual performance review program for our executives, under which annual performance goals for the company as a whole and for each executive are determined at the beginning of each fiscal year. Annual corporate goals, which are based on the achievement of financial performance targets, are proposed by management and approved by the compensation committee at the beginning of each fiscal year. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals and are set at the beginning of each fiscal year. Individual goals for executives other than the chief executive officer and the chairman of the board are set by the chief executive officer based on discussions with each executive.

Within the first 90 days of each fiscal year, the Section 162(m) subcommittee determines a maximum incentive pool under our executive incentive compensation plan, selects classes of key employees eligible to receive annual incentive awards under the plan and allocates a maximum incentive pool percentage to each such class. Annual incentive awards under our executive incentive compensation plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Section 162(m) subcommittee is composed entirely of “outside directors” within the meaning of Section 162(m), and was established to satisfy the rules under Section 162(m) so that executive compensation remains tax deductible to us, where feasible.

During the first quarter following each completed fiscal year, we evaluate individual and corporate performance against the goals for the completed fiscal year. This process leads to a recommendation by the chief executive officer for annual incentive awards, which may be paid in cash or equity, for each executive officer other than the chief executive officer and the chairman of the board, which is then reviewed and approved by the compensation committee or the Section 162(m) subcommittee, as appropriate. In the case of the chief executive officer and chairman of the board, individual performance evaluations are conducted by the Section 162(m) subcommittee, which determines their awards.

During the first quarter following each completed fiscal year, the chief executive officer also makes recommendations with respect to annual salary, discretionary bonuses outside the executive incentive compensation plan and long term incentives in the form of equity-based awards. As with the executive incentive compensation plan, this process leads to recommendations by the chief executive officer for each executive officer other than chief executive officer and the chairman of the board, which are then reviewed and approved by the compensation committee or the Section 162(m) subcommittee, as appropriate. In the case of the chief executive officer and chairman of the board, a review of salary, bonus compensation outside the executive incentive plan and long term incentives in the form of equity are conducted by the compensation committee or the Section 162(m) subcommittee, as appropriate, which determines their compensation changes and awards. For further discussion, see “Information About Our Executive Officers—Compensation Discussion and Analysis.”

The compensation committee has delegated to Mr. Kopnisky, our chief executive officer, and Mr. Tarr, our chairman of the board, the authority to make equity grants under our 2003 stock incentive plan to our officers who are not executive officers, pursuant to a grant methodology established by the compensation committee from time to time. Equity grants in excess of amounts established under the grant methodology require approval of the compensation committee.

The compensation committee has implemented a director compensation policy, pursuant to which non-employee directors receive automatic stock unit grants on September 20 of each year. Non-employee directors also receive director fees and reimbursement of expenses for attendance at meetings. The compensation committee reviews this policy periodically and recommends changes as necessary. For further discussion, see “Information About Our Executive Officers—Compensation of Our Directors.”

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The compensation committee retained Towers Perrin in fiscal 2007 to assist in the development of our compensation policies.

Director Candidates

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and the board. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to exercise sound judgments in matters that relate to our current and long-term objectives. The nominating and corporate governance committee believes that nominees should be willing to contribute positively to our decision-making processes and typically should be able to serve for at least five years before reaching the age of 72. The committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by security holders. The board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board. Stockholders nominating director candidates must follow the procedures set forth under “Information About The Annual Meeting—How and when may I submit a proposal for the 2008 annual meeting?” in this proxy statement.

Communicating with the Non-Management Directors

The board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for our directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which First Marblehead tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to:  Lead Director, c/o Corporate Secretary, The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•       the principal responsibility of the directors is to oversee the management of First Marblehead and, in doing so, serve the best interests of us and our stockholders;

•       a majority of the members of the board will be independent directors, except as may otherwise be permitted by New York Stock Exchange rules;

•       non-management directors will meet regularly in executive session;

•       directors have full and free access to our officers and employees and, as necessary and appropriate, the power to hire and consult with independent advisors without the advance approval of management;

•       new directors participate in a mandatory orientation program; and

•       at least annually the board and its committees conduct a self-evaluation to determine whether they are functioning effectively.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that all directors are responsible for attending the annual meeting of stockholders. Seven of our nine directors attended our 2006 annual meeting of stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

We currently issue equity awards to our employees and non-employee directors under our 2003 stock incentive plan. We have previously issued stock options to our non-employee directors under our 2002 director stock plan, which is described below. We do not intend to grant stock options under our 2002 director stock plan in the future. We also have a third equity incentive plan, our 1996 stock option plan, under which we have granted stock options to our employees in the past. We have not granted any stock options under our 1996 stock option plan since July 2003, and no shares remain available for issuance under our 1996 stock option plan because the term of the 1996 option plan has expired.

In accordance with SEC rules, the following table provides information, as of June 30, 2007, about the securities authorized for issuance under our 2003 stock incentive plan, 2002 director stock plan, 1996 stock option plan and 2003 employee stock purchase plan. The information below is categorized according to whether or not the equity plan was previously approved by stockholders:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-average Exercise Price of Outstanding Options and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	1,076,337	(2)	$11.08	3,760,606	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	1,076,337	(2)	$11.08	3,760,606	(3)

(1)                 Amount is based on the weighted average exercise price of the 235,560 stock options outstanding on June 30, 2007 and does not include an amount with respect to restricted stock units.

(2)                 Excludes 14,924 shares issuable under our 2003 employee stock purchase plan on June 30, 2007 at the close of the then-current offering period.

(3)                 Includes 14,924 shares issuable under our 2003 employee stock purchase plan on June 30, 2007 at the close of the then-current offering period. In addition to being available for future issuance upon exercise of options that may be granted after June 30, 2007, 3,141,822 shares under the 2003 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, deferred stock units or other stock-based awards.

Report of the Audit Committee of the Board of Directors

Management is responsible for the preparation of First Marblehead’s consolidated financial statements and for establishing and maintaining an adequate system of internal control over financial reporting for that purpose. KPMG LLP, as First Marblehead’s independent registered public accounting firm, is responsible for performing independent audits, in accordance with standards established by the Public Company Accounting Oversight Board, or PCAOB, of First Marblehead’s consolidated financial statements and the effectiveness of First Marblehead’s internal control over financial reporting, and issuing reports thereon. The audit committee’s responsibility is to monitor and provide independent, objective oversight of those processes.

The audit committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements for the fiscal year ended June 30, 2007 prior to their issuance and to discuss significant accounting issues. The audit committee also received from, and discussed with, KPMG LLP various communications that KPMG LLP is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards, or SAS, No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. SAS No. 61 requires KPMG LLP to discuss with the audit committee, among other things, the following:

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•       methods used to account for significant unusual transactions and the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       First Marblehead’s critical accounting policies and practices applied in its financial statements, and the assessment of KPMG LLP of management’s disclosures regarding such policies and practices;

•       alternative treatments within generally accepted accounting principles for accounting policies and practices, and the judgments of KPMG LLP about the quality of First Marblehead’s accounting policies as applied in its financial reporting; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

KPMG LLP provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T. Independence Standards Board Standard No. 1 requires auditors annually to:

•       disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence;

•       confirm their perceived independence; and

•       engage in a discussion of independence.

The audit committee discussed with KPMG LLP its independence with respect to First Marblehead, including a review of audit and non-audit fees and services, and concluded that KPMG LLP is independent.

Based on its review of the audited consolidated financial statements, discussions with management and KPMG LLP, and its review of the representations and information provided by management and KPMG LLP, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in The First Marblehead Corporation’s annual report on Form 10-K for fiscal year ended June 30, 2007.

By the Audit Committee of the Board of Directors
Peter S. Drotch, Chair
George G. Daly
William D. Hansen

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The compensation committee of our board of directors or the Section 162(m) subcommittee, as appropriate, oversees our executive compensation program. In this role, the compensation committee reviews and approves the compensation of executive officers, including the chief executive officer and the other named executive officers, as defined below. In addition, the compensation committee administers the 2003 stock incentive plan, reviews and approves corporate goals and objectives relevant to compensation levels, makes recommendations to the board of directors with respect to compensation policies and practices and seeks to ensure that total compensation paid to our executive officers is fair and market competitive.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•       encourage proactive contributions by individuals and accountability for the overall success of the company;

•       reward executives for the achievement of specified business objectives;

•       attract and retain high caliber, experienced talent;

•       be viewed as fair by external stakeholders based on the value delivered by the management team;

•       provide executives with an equity interest in First Marblehead so as to link a portion of the executives’ compensation with the performance of our common stock; and

•       support future growth and long-term value creation for stockholders.

To achieve these objectives, the compensation committee annually reviews the competitiveness of our compensation levels and mix using information from external consultants, data from industry surveys and comparable company proxy statements. In particular, the compensation committee considers pay data published in nationally recognized compensation surveys that include other financial services firms and firms with which we compete for talent.

The compensation committee believes that it is important to review the compensation trends, practices and pay levels of these peer organizations. We recognize the current organizational size differential between First Marblehead and some of our peer organizations and, as a result, the committee uses the pay data disclosed by the peer organizations as a supplemental point of reference when making compensation decisions for our named executive officers. First Marblehead provides its clients with a suite of design, implementation and securitization services, and the compensation committee is aware of only three competitors, SLM Corporation, also known as Sallie Mae, Servus Financial Corporation, an affiliate of Wells Fargo & Company, and Student Loan Corporation, an 80% owned subsidiary of Citibank, N.A., that offer a similar range of services. As a result, the compensation committee considers compensation and other information from organizations providing one or more of the services that First Marblehead provides its clients. In August 2007, after a rigorous study, the compensation committee approved the full peer group below. The companies included in this peer group are:

Education Lending and Services:	Financial Services and Marketers:
•Apollo Group Inc.	• AmeriCredit Corporation
•Corinthian Colleges Inc.	• Capital One Financial Corporation
•DeVry Inc.	• CIT Group Inc.
•ITT Educational Services Inc.	• CompuCredit Corporation
•KeyCorp	• Countrywide Financial Corporation
•Nelnet Inc.
•SLM Corporation
•Student Loan Corporation
•Wells Fargo & Company

Capital Markets:	Processors:
•Ambac Financial Group Inc.	• First Data Corporation
•Federal Home Loan Mortgage Corporation	• Fiserv Inc.
•Federal National Mortgage Association	• MasterCard Inc.

We compete with many companies for executive talent. Accordingly, the compensation committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives of companies of similar size and high growth within the diversified financial services industry. Variations to this general target may occur as dictated by the experience level of the individual and market factors, and annual and long-term compensation could be higher than market median if executive or corporate performance exceeds pre-determined target levels. We place emphasis on setting our compensation at a level necessary to recruit and retain the critical talent required to meet aggressive business goals.

In addition to reviewing external compensation practices, the compensation committee reviews all components of the current and historic compensation of the chief executive officer and other named executive officers. The compensation committee analyzes the current total compensation target opportunity as well as pay decisions made by the committee in the past. Future compensation actions are made within the context of this analysis.

   Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•       base salary;

•       annual incentive award opportunity;

•       long-term incentive grants;

•       insurance, retirement and other employee benefits; and

•       severance and change of control benefits.

On an annual basis, the compensation committee establishes a base salary for each executive and, when appropriate, awards cash bonuses and equity awards to executives to reward good performance and to incentivize continued improvement in performance. Our executive compensation program ties a substantial portion of each executive’s overall compensation, in the form of annual incentive award bonuses, which may be paid in cash or equity, to our annual financial objectives, particularly income from operations. The long-term incentive portion of our executive compensation consists of grants of stock options and restricted stock units that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. Commencing in fiscal year 2008, our long-term incentive program will include a grant of restricted stock units to the named executive officers, fifty percent of which will vest based on corporate performance. The introduction of a performance-based component to the restricted stock unit program reflects our commitment to rewarding the achievement of certain financial key operating goals. If the financial growth targets are not met, the performance-based portion of the restricted stock unit grants will not vest. A significant portion of total compensation for executives is delivered through incentives based on company results and individual contributions. For fiscal 2007, over 76% of our chief executive officer’s total cash compensation was delivered through incentives. The compensation policy is intended to provide each executive a total annual compensation that is commensurate with the executive’s responsibilities, experience and demonstrated performance and is market competitive.

In considering the elements of compensation as a whole, the compensation committee reviewed our business objectives for fiscal 2007, assessed our overall performance with respect to those business objectives and considered the performance of the individual executives relative to individual objectives. In particular, the compensation committee considered:

•       our financial performance, including income from operations, revenues, earnings per share growth and margins;

•       our operating performance, including loan processing and securitization volume;

•       achievements with respect to business development activities;

•       challenges of managing a company experiencing rapid growth in a highly competitive market;

•       company size and complexity; and

•       each executive’s leadership and management contributions to our overall results.

We do not have any specific policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing competitive market information, determines subjectively what it believes to be the appropriate level and mix of the various compensation components consistent with our compensation philosophy to have a significant portion of our executive compensation be variable. The mix of compensation elements is designed to reward recent results and drive long-term corporate performance.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Each year, the compensation committee reviews and approves the base salary for each of our executive officers. In establishing base salaries for executives for fiscal 2007, the compensation committee considered the nature and level of the individual’s responsibility, our financial and operating performance in fiscal 2006, the individual’s experience, level and performance, historical salary levels of the individual, the comparative salaries of other executives of First Marblehead, the diversified financial services survey data and available relevant market data. For those executives reporting to the chief executive officer, the compensation committee also considered recommendations made by the chief executive officer. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. In the case of Messrs. Kopnisky, Tarr, Hupalo and Hawley and Ms. Bowen, the minimum base salary is mandated by our employment agreements with those executives. On August 15, 2006, the compensation committee approved the following salaries for our named executive officers effective as of September 1, 2006:

Named Executive Officer	Salary for Fiscal 2007
Jack L. Kopnisky	$800,000
Peter B. Tarr	800,000
John A. Hupalo	450,000	(1)
Anne P. Bowen	450,000
Andrew J. Hawley	425,000
Donald R. Peck	425,000	(1)

(1)                 Mr. Peck resigned as our executive vice president, chief financial officer, treasurer and secretary, effective as of November 1, 2006. Mr. Peck’s salary for fiscal 2007 was $425,000. Mr. Hupalo served as executive vice president and group head, capital markets, and effective upon Mr. Peck’s resignation, Mr. Hupalo was appointed senior executive vice president and chief financial officer. Mr. Hupalo also continues to serve as group head, capital markets. The compensation committee increased Mr. Hupalo’s annualized base salary from $450,000 to $525,000, effective November 1, 2006, in light of his increased responsibilities. We believe that this increase is commensurate with Mr. Hupalo’s experience and the market for his position. Mr. Peck agreed to serve as senior advisor to our chief executive officer in connection with the transition of responsibilities to Mr. Hupalo through January 2, 2007, at a semi-monthly salary of $17,708.

Mr. Hupalo’s salary increased in fiscal 2007 by $100,000 from fiscal 2006, primarily because of his increase in responsibilities as discussed above. Other than Mr. Hupalo’s salary, we did not significantly increase the salaries of our named executive officers in fiscal 2007 from fiscal 2006 levels.

Annual Incentive Awards Program

We have an executive incentive compensation plan for our executives, pursuant to which we grant annual incentive awards. The incentive compensation plan is administered by the Section 162(m) subcommittee and is designed to recognize and reward employees that make significant contributions toward achieving our annual financial objectives. Under the terms of the executive incentive compensation plan, the Section 162(m) subcommittee has the authority to make annual incentive awards in either cash or equity securities or a combination of cash and equity securities. The compensation committee believes that the executive incentive compensation plan should be the principal incentive program for providing cash and equity bonus opportunities to our executives.

Consistent with our “pay for performance” compensation philosophy, annual incentive awards pursuant to the executive incentive compensation plan reflect our performance based on income from operations. For fiscal 2007, if there had been no income from operations, no annual incentive awards would have been made under the incentive compensation plan. Within the first 90 days of fiscal 2007, the Section 162(m) subcommittee established a maximum incentive pool under the executive incentive compensation plan, selected classes of key employees eligible to receive annual incentive awards and allocated a maximum incentive pool percentage to each such class. The total maximum incentive pool was established to be five percent of our fiscal 2007 income from operations, which was determined to be $31.4 million at fiscal year end, and no individual was eligible to receive an annual incentive award that exceeded fifty percent of five percent of our income from operations for fiscal 2007. The Section 162(m) subcommittee determined that the share of the incentive pool to be received by any executive vice president (other than group head, capital markets) would not exceed 7.5%, and the percentage would be automatically adjusted downward, pro rata based on the number of participating employees in such class holding such title at June 30, 2007, if such number of employees exceeded six. The executive incentive compensation plan enables qualified performance-based compensation pursuant to the executive incentive compensation plan to be settled in cash or equity awards of an equivalent value, or a combination of cash and equity awards.

				Fiscal 2007 Equity Incentive Award Payment
Named Executive Officer	Maximum Percentage of Incentive Pool	Annual Incentive Award Opportunity (as a percentage of salary)	Fiscal 2007 Cash Incentive Award Payment	Number of Shares Subject to Restricted Stock Units Granted	Market Value of Shares or Units of Stock(1)
Jack L. Kopnisky	20.0%	100%	$2,500,000	12,500	$411,250
Peter B. Tarr	20.0	100	2,500,000	12,500	411,250
John A. Hupalo	15.0	100	1,000,000	9,000	296,100
Anne P. Bowen	7.5	70	525,000	6,000	197,400
Andrew J. Hawley	7.5	70	525,000	6,000	197,400
Donald R. Peck	7.5	70	—	—	—

(1) The market value was calculated by multiplying $32.90, the closing price per share of our common stock on the New York Stock Exchange on August 14, 2007, the date of grant, by the number of shares of our common stock underlying the restricted stock units.

The Section 162(m) subcommittee has full discretion to adjust the individual incentive pool allocations downward, but not upward, in determining the actual amount of any annual incentive awards. For the fiscal year ended June 30, 2007, at the suggestion of senior management, the Section 162(m) subcommittee adjusted downward the maximum amount to be paid under the plan. We refer to this amount as the adjusted pool. Each executive other than Mr. Peck was paid his or her maximum percentage of the adjusted pool. Mr. Peck resigned as our executive vice president and chief financial officer in November 2006 and was not entitled to a payout under the executive incentive plan. In making the determination of how much each executive would be paid, the compensation committee considered a number of factors, including the success of the company’s financial and operating results for the 2007 fiscal year, and the role of each executive in achieving those results, the scope of the executive’s responsibilities, the executive’s prior experience, our ability to replace the executive, the relative compensation of different executives and his or her long-term value to First Marblehead. At the 2006 annual meeting, stockholders approved an amendment to our incentive compensation plan to enable qualified performance-based compensation pursuant to the plan to be settled in either cash or equity awards of an equivalent value, or a combination of cash and equity awards. For fiscal 2007, the Section 162(m) subcommittee determined to grant a portion of the annual incentive award bonuses in the form of restricted stock unit awards that vest over time. These restricted stock unit awards are intended to qualify as performance-based compensation, which is tax deductible to First Marblehead. See “—Long-Term Incentive Program” below for a description of the terms of, and rationale for granting, the restricted stock units. The compensation committee has the authority to award other discretionary bonuses outside of the executive incentive compensation plan to executives, such as the additional bonuses provided to Messrs. Kopnisky and Tarr in fiscal 2006.

Long-Term Incentive Program

Our equity award program is the primary vehicle for offering long-term incentive compensation to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers:

•       comparative share ownership of executives in our compensation peer group;

•       our company-level performance;

•       the applicable executive’s performance;

•       the amount of equity previously awarded to the executive;

•       the vesting of such awards; and

•       the recommendations of management and market data.

Our equity awards have typically taken the form of stock options and restricted stock unit grants, but we have tended to grant restricted stock units, which represent the right to receive one share of our common stock upon vesting, to executives rather than options in recent years. In fiscal 2007, we granted restricted stock units on a limited basis to executive officers, taking into consideration the need to attract key hires and retain existing employees, as well as the value of past equity grants, both realized and unrealized, to existing employees, dividend income derived from past grants and internal pay equity. Newly hired executives generally received restricted stock unit awards.

We typically make an initial equity award of restricted stock units to new executives and annual equity grants as determined by the compensation committee as part of our overall compensation program. For fiscal 2007, a portion of the bonuses awarded to our executive officers under our incentive compensation plan was paid in the form of restricted stock unit grants that vest over time. We generally grant restricted stock unit awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock unit grants are made, we generally grant significantly fewer shares of restricted stock units than the number of stock options we would grant for a similar purpose. Typically the restricted stock units that we grant to new executives vest at a rate of one-third of the original number of shares covered thereby on each of the third, fourth and fifth anniversaries of the date of grant. All equity awards to our executives are approved by the compensation committee, the board of directors or the Section 162(m) subcommittee, as appropriate. The compensation committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set near median levels for companies in our compensation peer group. We target our annual equity awards to have a total face value (calculated by multiplying the number of shares subject to the award by the market price per share of our common stock) equal to a percentage or multiple of the executive’s base salary, typically ranging from 1.0 to 2.0 times the executive’s base salary. We have adopted equity ownership guidelines for our executives to become applicable beginning in fiscal 2008.

Typically, the annual restricted stock units we grant to our executives vest at a rate of one-fourth of the original number of shares covered thereby on each of the second, third, fourth and fifth anniversaries of the date of grant. In the event the executive’s employment with us is terminated by reason of death or disability, the award will be fully vested. In addition, if the executive’s employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, then the number of restricted stock units which will be vested will be determined as though the executive’s employment had terminated on the day that follows the anniversary of the vesting start date that next follows the date of actual termination. The restricted stock units will become immediately vested in full if on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the restricted stock unit agreement, the recipient’s employment with us is terminated for good reason, as defined in the restricted stock unit agreement, by the recipient or is terminated without cause by us or our successor. In the event the executive engages in a competitive action, as defined in the restricted stock unit agreement, all of the restricted stock units and all shares issuable upon vesting of all restricted stock units will be immediately forfeited. Prior to the vesting of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Commencing in the fiscal year ending June 30, 2008, the vesting of fifty percent of the restricted stock unit awards granted to executive officers will be performance based and will be tied to achievement of income from operations and revenue objectives for the fiscal year set by First Marblehead.

Equity awards to our executives are typically considered and granted as determined by the compensation committee annually in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the compensation committee held in the first quarter of each fiscal year.

On August 15, 2006, we granted to our named executive officers the following restricted stock unit awards:

Named Executive Officer	Number of Shares Subject to Restricted Stock Units Granted
Jack L. Kopnisky	—
Peter B. Tarr	—
John A. Hupalo	19,500
Anne P. Bowen	18,000
Andrew J. Hawley	16,500
Donald R. Peck	—

Benefits and Other Compensation

Executives are eligible for the same broad-based benefits that are provided to all employees, including health and dental insurance, life and accidental death and dismemberment insurance, disability insurance, medical and dependent care flexible spending accounts, parking reimbursement account, tuition reimbursement, 401(k) plan and an employee assistance plan. With respect to 401(k) contributions, we match employee contributions dollar for dollar up to 6% of the employee’s contribution and vesting is immediate. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. A strong employee benefit package helps us to hire and retain the critical talent required to meet our business goals and remain competitive with our peers.

In particular circumstances, we sometimes award cash signing bonuses or reimbursement of relocation expenses when executives first join us. Such cash signing bonuses or reimbursement of expenses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus or reimbursement of expenses is paid and the amount of the bonus or reimbursement of expenses is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment or to create additional incentive for an executive to join our company in a position where there is high market demand.

Employment Agreements and Severance/Change of Control Benefits

Pursuant to employment agreements we have entered into with our executives and option and restricted stock unit agreements entered into with our executives pursuant to our 2003 stock incentive plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change of Control” below.

We believe providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives by the companies in the diversified financial services industry.

Generally, our practice in the case of change-of-control benefits has been to structure these as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. Option agreements and restricted stock unit agreements under the 2003 stock incentive plan generally provide that such award shall become immediately exercisable in full if, on or prior to the second anniversary of the consummation of a reorganization event, as defined in the 2003 stock incentive plan, the participant’s employment is terminated for good reason by the participant or is terminated without cause by us. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

Mr. Tarr’s letter agreement provides that all of his restricted stock units will vest immediately upon a reorganization event, as defined in the 2003 stock incentive plan, or upon termination without cause. While a “double trigger” change of control benefit has certain benefits as discussed above, a “single trigger” benefit was provided to Mr. Tarr since his position is oftentimes redundant after a change of control and such provision would reduce the cost of evaluating whether “good reason” was met thereby triggering a payment. In addition, in connection with Mr. Peck’s resignation as executive vice president, chief financial officer, treasurer and secretary, we entered into an employment agreement and mutual general release with Mr. Peck providing for the acceleration of the vesting of stock options held by Mr. Peck to purchase 22,500 shares of our common stock. Such stock options, which have an exercise price of $4.67 per share, represented 50% of Mr. Peck’s unvested stock options held as of November 1, 2006. The accelerated vesting was in partial consideration of Mr. Peck’s agreement to provide services following his resignation to ensure a smooth transition of the duties of the chief financial officer to Mr. Hupalo.

   Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our officers whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the four most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

The compensation that we pay to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the compensation committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning in fiscal 2006, we began accounting for stock based compensation under our 2003 stock incentive plan and all predecessor plans in accordance with the requirements of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or FAS 123R.

Compensation Committee Report

The compensation committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that such section be included in this proxy statement and incorporated by reference in The First Marblehead Corporation’s annual report on Form 10-K for fiscal year ended June 30, 2007.

By the Compensation Committee of the Board of Directors
Dort A. Cameron III, Chair
Leslie L. Alexander
William R. Berkley
George G. Daly
William D. Hansen

Compensation of Our Executive Officers

The following tables provide information regarding the compensation arrangements for our principal executive officer, our principal financial officer, our three other most highly compensated executive officers who were serving at the end of fiscal 2007 and our former principal financial officer. We refer to these six individuals collectively as our named executive officers, or NEOs.

Fiscal 2007 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Jack L. Kopnisky(3)	2007	$800,000	$ 682,817	—		$ 2,500,000	$ 87,021	(4)	$ 4,069,838
Chief Executive Officer, President, Chief Operating Officer and Director
Peter B. Tarr(3)	2007	800,000	999,448	—		2,500,000	20,298	(5)	4,319,746
Chairman of the Board of Directors and General Counsel
John A. Hupalo	2007	495,833	266,946	$ 17,503		1,000,000	17,105	(7)	1,797,387
Senior Executive Vice President, Chief Financial Office and Group Head, Capital Markets(6)
Anne P. Bowen	2007	445,833	289,140	—		525,000	13,500	(8)	1,273,473
Executive Vice President, Chief Administrative Officer
Andrew J. Hawley	2007	425,000	279,322	—		525,000	16,577	(9)	1,245,899
Executive Vice President, Client Services and President, First Marblehead Education Resources, Inc.
Donald R. Peck	2007	212,500	—	916,068	(11)	—	293,243	(12)	1,421,811
Former Executive Vice President, Chief Financial Officer, Treasurer and Secretary(10)

(1)                 Amounts represent the vesting of restricted stock units or stock options granted under our 2003 stock incentive plan or our 1996 stock option plan. Amounts shown do not reflect compensation actually received by the NEO, but rather expense that we recognized in fiscal 2007 for financial statement reporting purposes in accordance with FAS 123R. These amounts disregard the estimate of forfeitures related to service-based vesting conditions. For a discussion of our valuation assumptions, see Note (2)(k) to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2007, filed with the SEC on August 28, 2007.

(2)                 Amounts represent performance-based cash incentive awards pursuant to our executive incentive compensation plan. The amounts were earned based on fiscal 2007 performance but paid in fiscal 2008. A portion of the incentive award granted pursuant to our executive incentive compensation plan was awarded as equity following our fiscal 2007 year end and is, therefore, not reflected in the table. See “—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual Incentive Awards Program” above.

(3)                 Mr. Kopnisky and Mr. Tarr are also members of our board of directors but do not receive any additional compensation in their capacity as directors.

(4)                 Represents the value of reimbursement of relocation expenses of $65,689, which includes a tax gross-up of $19,489, the value of our contribution on behalf of the NEO to our 401(k) savings plan in an amount of $12,098, the value of reimbursement with respect to parking expenses of $6,798, which includes a tax gross-up of $2,838, and the value of reimbursement with respect to the personal use of a private airplane of $2,436.

(5)                 Represents the value of our contribution on behalf of the NEO to our 401(k) savings plan in an amount of $13,500 and the value of reimbursement with respect to parking expenses of $6,798, which includes a tax gross-up of $2,838.

(6)                 Mr. Hupalo served as executive vice president and group head, capital markets, and effective upon Mr. Peck’s resignation as chief financial officer, Mr. Hupalo was appointed senior executive vice president and chief financial officer. Mr. Hupalo also continues to serve as group head, capital markets.

(7)                 Represents the value of our contribution on behalf of the NEO to our 401(k) savings plan in an amount of $13,500 and the value of reimbursement with respect to parking expenses of $3,605, which includes a tax gross-up of $1,505.

(8)                 Represents the value of our contribution on behalf of the NEO to our 401(k) savings plan.

(9)                 Represents the value of our contribution on behalf of the NEO to our 401(k) savings plan in an amount of $13,500 and the value of reimbursement with respect to parking expenses of $3,077, which includes a tax gross-up of $977.

(10)             Mr. Peck resigned as our executive vice president, chief financial officer, treasurer and secretary effective as of November 1, 2006.

(11)             Upon Mr. Peck’s resignation on November 1, 2006, we agreed to accelerate the vesting of stock options to purchase 22,500 shares of common stock. The acceleration of these options resulted in the recognition of an additional $908,624 in compensation expense under FAS 123R. The stock options to purchase 22,500 shares of common stock that were accelerated represented 50% of the total stock options held by Mr. Peck on November 1, 2006. The 22,500 remaining unvested stock options expired upon his resignation.

(12)             Represents the value of severance payments in an amount of $262,500, the value of accrued vacation in an amount of $22,866, the value of our contribution on behalf of the NEO to our 401(k) savings plan in an amount of $4,800 and the value of reimbursement with respect to parking expenses of $3,077, which includes a tax gross-up of $977.

See “—Potential Payments Upon Termination or Change of Control” below for a discussion of executive employment agreements, which set forth minimum base salaries and target bonuses and other terms of employment.

See “—Compensation Discussion and Analysis” above for a discussion of annual incentive awards granted pursuant to our executive incentive compensation plan.

We allocate compensation between cash compensation, such as salary and annual incentive awards, and long-term equity incentive compensation to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders. Our salary and annual incentive awards ranged between approximately 75% to 85% of total compensation for our executives, with the exception of the salary and annual incentive award compensation of Donald R. Peck, who resigned as our executive vice president, chief financial officer, treasurer and secretary effective as of November 1, 2006.

See the narrative disclosure below under “—Fiscal 2007 Grants of Plan-Based Awards” for a description of the material terms of stock and option awards granted under our 2003 stock incentive plan.

The table above does not include perquisites and other personal benefits, or property received by each of the NEOs that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all of our employees. These benefits include health and dental insurance, life and accidental death and dismemberment insurance, disability insurance, medical and dependent care flexible spending accounts, parking reimbursement account, tuition reimbursement and an employee assistance plan.

Fiscal 2007 Grants of Plan-Based Awards

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum(1)	Units(2)	Awards(3)
Jack L. Kopnisky	9/22/06	$0	$800,000	$6,277,646	—	—
Peter B. Tarr	9/22/06	0	800,000	6,277,646	—	—
John A. Hupalo	9/22/06	0	450,000	4,708,235	—	—
	8/15/06	—	—	—	19,500	$636,870
Anne P. Bowen	9/22/06	0	315,000	2,354,117
	8/15/06	—	—	—	18,000	587,880
Andrew J. Hawley	9/22/06	0	297,500	2,354,117
	8/15/06	—	—	—	16,500	538,890
Donald R. Peck	9/22/06	0	297,500	2,354,117	—	—

(1)                 Amounts shown reflect the maximum portion of the total incentive pool under our executive incentive compensation plan allocated to each NEO. Within the first 90 days of fiscal 2007, the Section 162(m) subcommittee established the total maximum incentive pool under the plan to be five percent of our fiscal 2007 income from operations and allocated a maximum percentage of the incentive pool to certain classes of employees. Based on our fiscal 2007 income from operations, the total incentive pool was $31.4 million. If there had been no income from operations, no annual incentive awards would have been made under the incentive plan. In addition, our Section 162(m) subcommittee has full discretion to adjust the individual incentive pool allocations downward, but not upward, in determining the actual amount of any annual incentive award. Actual amounts awarded are set forth in the “—Fiscal 2007 Summary Compensation Table” above.

(2)                 Amounts shown reflect the number of restricted stock units granted to each NEO during fiscal 2007 under our 2003 stock incentive plan. The restricted stock units vest in four equal annual installments beginning on August 15, 2007, the first anniversary of the date of grant.

(3)                 Amounts shown reflect the full grant date fair value of each restricted stock unit award, computed in accordance with FAS 123R.

See “—Potential Payments Upon Termination or Change of Control” below for a discussion of executive employment agreements, which set forth minimum target bonuses and other terms of employment.

See “—Compensation Discussion and Analysis” above for a discussion of annual incentive awards granted pursuant to our executive incentive compensation plan.

Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time the restricted stock units vest. Restricted stock unit awards to our executive officers generally vest in annual installments over three to five years. If the recipient engages in a competitive action, as defined in the restricted stock unit agreement, or upon termination of employment, unvested restricted stock units automatically terminate and will be forfeited. Until shares of common stock are delivered at the time the restricted stock units vest, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents. The rights and interests in the restricted stock units may not be sold, assigned, encumbered or otherwise transferred except, in the event of death, by will or by the laws of descent and distribution. In the event the executive’s employment with us is terminated by reason of death or disability, the award will be fully vested. In addition, if the executive’s employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, then the number of restricted stock units which will be vested will be determined as though the executive’s employment had terminated on the day that follows the anniversary of the vesting start date that next follows the date of actual termination. The restricted stock unit agreements between us and our executive officers generally provide that the restricted stock units will become immediately vested in full if on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the restricted stock unit agreement, the recipient’s employment with us is terminated for good reason, as defined in the restricted stock unit agreement, by the recipient or is terminated without cause by us or our successor.

Equity awards in recent years have been in the form of restricted stock units. Stock options previously granted to our executives typically vest with respect to one-fifth of the number of shares covered by the option on the date of grant and on each of the four succeeding anniversaries thereof. The term of the options is ten years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Except as our board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the participant, awards are exercisable only by the participant. If the recipient engages in a competitive action, as defined in the option agreement, unvested options will be forfeited. Upon termination of employment, the right to exercise the option will terminate three months after cessation of employment. The option is exercisable within one year following the date of death of the recipient by an authorized transferee, and if the recipient becomes disabled, the option will be exercisable until the expiration date of the option. The stock option agreements between us and our executive officers generally provide that the stock option will become immediately exercisable in full if on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the option agreement, the recipient’s employment with us is terminated for good reason, as defined in the option agreement, by the recipient or is terminated without cause, as defined in the option agreement, by us or our successor.

Fiscal 2007 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Jack L. Kopnisky	—		—	—	—	112,500	(3)	$4,347,000
	—		—	—	—	37,500	(4)	1,449,000
Peter B. Tarr	—		—	—	—	175,900	(5)	6,796,776
John A. Hupalo	90,000	(6)	—	$4.67	3/3/13
	—		—	—	—	30,000	(7)	1,159,200
	—		—	—	—	19,500	(8)	753,480
Anne P. Bowen	—		—	—	—	18,000	(9)	695,520
	—		—	—	—	15,000	(10)	579,600
Andrew J. Hawley	—		—	—	—	16,500	(11)	637,560
	—		—	—	—	15,000	(12)	579,600
Donald R. Peck	—		—	—	—	—		—

(1)                 Amounts reflect the number of shares of common stock underlying restricted stock units. Each restricted stock unit represents the right to receive one share of our common stock on the applicable vesting date. We do not pay dividends in respect of unvested restricted stock units.

(2)                 The reported market value was calculated by multiplying $38.64, the closing price per share of our common stock on the New York Stock Exchange on June 29, 2007, by the number of shares of our common stock underlying the restricted stock units.

(3)                 In September 2005, the board of directors awarded Mr. Kopnisky, at no cost, 112,500 restricted stock units. One-third of the original number of restricted stock units will vest in three equal annual installments commencing on the second anniversary of the date of grant.

(4)                 In January 2006, the board of directors awarded Mr. Kopnisky, at no cost, 37,500 restricted stock units. One-third of the original number of restricted stock units will vest in three equal annual installments commencing on the third anniversary of the date of grant.

(5)                 In July 2005, the board of directors awarded Mr. Tarr, at no cost, 219,876 restricted stock units. One-fifth of the original number of restricted stock units vested on July 11, 2006, and the remaining 175,900 restricted stock units vest in four equal annual installments ending on July 11, 2010.

(6)                 In March 2003, Mr. Hupalo was awarded a stock option to purchase 450,000 shares of our common stock at a price of $4.67 per share, the fair market value of our common stock on the date of grant. The option vested with respect to one-fifth of the number of shares covered thereby on March 3, 2003 and each of the four succeeding anniversaries thereof.

(7)                 In January 2006, the board of directors awarded Mr. Hupalo, at no cost, 30,000 restricted stock units. One-third of the original number of restricted stock units will vest in three equal annual installments commencing on the third anniversary of the date of grant.

(8)                 In August 2006, the board of directors awarded Mr. Hupalo, at no cost, 19,500 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the anniversary of the date of grant.

(9)                 In August 2006, the board of directors awarded Ms. Bowen, at no cost, 18,000 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the anniversary of the date of grant.

(10)             In October 2004, the board of directors awarded Ms. Bowen, at no cost, 22,500 restricted stock units. One-third of the original number of restricted stock units vested on May 10, 2007, and the remaining 15,000 restricted stock units vest in two equal annual installments ending on May 10, 2009.

(11)             In August 2006, the board of directors awarded Mr. Hawley, at no cost, 16,500 restricted stock units. One-fourth of the original number of restricted stock units will vest in four equal annual installments commencing on the anniversary of the date of grant.

(12)    In October 2004, the board of directors awarded Mr. Hawley, at no cost, 22,500 restricted stock units. One-third of the original number of restricted stock units vested on May 1, 2007, and the remaining 15,000 restricted stock units vest in two equal annual installments ending on May 1, 2009.

 Fiscal 2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Jack L. Kopnisky	—	—	—	—
Peter B. Tarr	—	—	43,976	$1,405,913
John A. Hupalo	—	—	—	—
Anne P. Bowen	—	—	7,500	268,725
Andrew J. Hawley	—	—	7,500	267,525
Donald R. Peck	91,071	$3,893,920	—	—

(1)                 The reported value realized on exercise was calculated by multiplying the difference between the exercise price and the closing price of our common stock on the New York Stock Exchange on the applicable date of exercise by the number of shares of our common stock acquired on exercise.

(2)                 The reported value realized on vesting was calculated by multiplying the closing price per share of our common stock on the New York Stock Exchange on the applicable vesting date by the number of shares of our common stock underlying the restricted stock units vesting on that date.

Potential Payments Upon Termination or Change of Control

The following table describes the potential payments, benefits and acceleration of vesting applicable to restricted stock unit awards under our 2003 stock incentive plan and our letter agreements with each of Messrs. Kopnisky, Tarr, Hupalo and Hawley and Ms. Bowen. The amounts shown below assume that the termination of each executive is effective as of June 30, 2007. Actual amounts payable to each executive listed below upon his or her termination can only be determined definitively at the time of each executive’s actual departure. For information relating to compensation earned by each of our named executive officers, see the section of this proxy statement entitled “—Compensation of Our Executive Officers—Fiscal 2007 Summary Compensation Table.”

Mr. Peck resigned as our executive vice president and chief financial officer in November 2006 and served as senior advisor to Mr. Kopnisky through January 2007. Amounts paid to him in connection with this transition are described below under “—Executive Employment Agreements”.

				Following a Change in Control(1)(2)
Name	Benefit	Termination Without Cause(1)		Termination Without Cause or For Good Reason Within Two Years		Resignation or Termination Without Cause at any Time		Termination as a Result of Death or Disability(1)(3)
Jack L. Kopnisky	Severance Payments	$3,300,000	(4)(5)	—		—		—
	Healthcare Benefits	$15,041	(4)(6)	—		—		—
	Stock Vesting	$1,449,000	(7)	$5,796,000	(8)	—		$5,796,000
	Total	$4,764,041		$5,796,000		—		$5,796,000
Peter B. Tarr	Severance Payments	$3,300,000	(9)(10)	—		$3,300,000	(10)(11)	—
	Healthcare Benefits	$15,041	(9)(12)	—		$15,041	(11)(12)	—
	Stock Vesting	$6,796,776	(9)(13)	—		$6,796,776	(14)(15)	$6,796,776
	Total	$10,111,817		—		$10,111,817		$6,796,776
John A. Hupalo	Severance Payments	$525,000	(16)(17)	—		—		—
	Healthcare Benefits	$15,041	(12)	—		—		—
	Stock Vesting	$188,370	(7)	$1,912,680	(8)	—		$1,912,680
	Total	$728,411		$1,912,680		—		$1,912,680
Anne P. Bowen	Severance Payments	—		—		—		—
	Healthcare Benefits	—		—		—		—
	Stock Vesting	$463,680	(7)	$1,275,120	(8)	—		$1,275,120
	Total	$463,680		$1,275,120		—		$1,275,120
Andrew J. Hawley	Severance Payments	—		—		—		—
	Healthcare Benefits	—		—		—		—
	Stock Vesting	$449,190	(7)	$1,217,160	(8)	—		$1,217,160
	Total	$449,190		$1,217,160		—		$1,217,160

(1)                 Values presented for severance payments and healthcare benefits are based on the executive’s base salary as of June 30, 2007, the type of insurance coverage and premiums in effect as of June 30, 2007 and the benefits, perquisites and services provided as of June 30, 2007. Values presented for stock vesting are based on the closing price of our common stock on June 29, 2007, or $38.64 per share.

(2)                 In our 2003 stock incentive plan and our letter agreement with Mr. Tarr, we refer to a change in control as a reorganization event. “Reorganization event” is defined as (a) any merger or consolidation of the company with or into another entity as a result of which all of the common stock of the company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the common stock of the company for cash, securities or other property pursuant to a share exchange transaction.

(3)                 Represents acceleration in full of vesting of restricted stock units upon death or disability pursuant to restricted stock unit agreements with our executives. “Disability” is defined as the inability of the executive due to a medical reason to carry out his or her duties as an employee of the company for a period of six consecutive months.

(4)                 Pursuant to a letter agreement between First Marblehead and Mr. Kopnisky, Mr. Kopnisky has the right to receive these benefits upon termination of his employment without cause, subject to execution of a mutually acceptable release. “Cause” is defined as the (a) failure to perform his duties to the company, which failure is not cured within 30 days notice, (b) failure to relocate to the Boston area within one year of commencing employment, (c) breach of fiduciary duties, (d) dishonesty, willful misconduct or gross negligence that is reasonably likely to be materially injurious to the company’s business or reputation or (e) the conviction of a crime that constitutes a felony.

(5)                 Represents continuation of salary for 12 months plus a pro-rated share of the bonus he would have been entitled to receive based on the number of months he was employed during the fiscal year.

(6)                 Represents the amounts payable for the continuation of health and dental benefits under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA law, for one year.

(7)                 Represents acceleration of vesting of restricted stock units pursuant to the terms of the executive’s restricted stock unit agreements upon termination without cause. “Cause” is defined as unsatisfactory job performance as determined by the company, willfull misconduct, fraud, gross negligence, disobedience or dishonesty. Pursuant to the terms of the executive’s restricted stock unit agreements, the number of vested restricted stock units is determined as though the executive’s employment had terminated on the day that follows the anniversary of the vesting start date that next follows the date of actual termination.

(8)                 Represents acceleration in full of vesting of restricted stock units pursuant to the terms of the executive’s restricted stock unit agreements if within two years after a reorganization event, the executive is terminated without cause or for good reason. “Cause” is defined as any (a) willful failure by the executive, which failure is not cured within 30 days of written notice to the executive from the company, to perform his or her material responsibilities to the company or (b) willful misconduct by the executive which affects the business reputation of the company. “Good reason” is defined as any significant diminution in the executive’s title, authority or responsibilities from and after a reorganization event or any reduction in the annual cash compensation payable to the executive from and after the reorganization event or the relocation of the place of business at which the executive is principally located to a location that is greater than 50 miles from its location immediately prior to such reorganization event.

(9)                 Pursuant to a letter agreement between First Marblehead and Mr. Tarr, Mr. Tarr has the right to receive these benefits upon termination of his employment without cause. “Cause” is defined as (a) failure to perform his duties to the company, which failure is not cured within 30 days of notice, (b) breach of fiduciary duties to the company or (c) conviction of a crime that constitutes a felony.

(10)             Represents a lump sum cash payment equal to annual base salary for the year in which termination occurred plus the maximum target bonus he would have been entitled to for such year.

(11)             Pursuant to a letter agreement between First Marblehead and Mr. Tarr, Mr. Tarr has the right to receive these benefits following a change in control upon termination of his employment without cause or his resignation. See footnote 9 for a definition of cause.

(12)             Represents amounts payable for the continuation of benefits for one year.

(13)             Represents acceleration in full of vesting of restricted stock units.

(14)           Pursuant to a letter agreement between First Marblehead and Mr. Tarr, Mr. Tarr has the right to receive this benefit upon a change in control.

(15)             Represents acceleration in full of vesting of restricted stock units immediately upon change in control event.

(16)    Pursuant to a letter agreement between First Marblehead and Mr. Hupalo, Mr. Hupalo has the right to receive these benefits upon termination of his employment without cause. “Cause” is defined as (a) the substantial failure to perform duties to the company, which failure is not cured within 30 days notice, (b) breach of fiduciary duties to the company or (c) conviction of a crime that constitutes a felony.

(17)    Represents continuation of salary for one year.

Executive Employment Agreements

Mr. Kopnisky serves as our chief executive officer, president and chief operating officer pursuant to a letter agreement dated August 16, 2005. The letter agreement provides that Mr. Kopnisky will receive an annual base salary of $500,000, and Mr. Kopnisky’s target bonus will be 100% of base salary. The board of directors has approved Mr. Kopnisky’s base salary for fiscal 2008 to be $1,000,000. In addition, Mr. Kopnisky was granted in September 2005, at no cost, 112,500 restricted stock units pursuant to our 2003 stock incentive plan. Mr. Kopnisky’s employment is terminable by either us or Mr. Kopnisky. Under the terms of the letter agreement, if Mr. Kopnisky’s employment is terminated by us without cause, we will provide Mr. Kopnisky with severance benefits in the form of (1) continuation of base salary, (2) reimbursement for continuation of health and dental coverage pursuant to Cobra law for one year and (3) payment at the time of payout of bonuses under our executive incentive compensation plan of an amount equal to the bonus Mr. Kopnisky would have been eligible to receive, pro-rated based upon the number of months during which Mr. Kopnisky was actively employed during the applicable fiscal year. In order to facilitate Mr. Kopnisky’s move to the Boston area, we also agreed to provide Mr. Kopnisky with relocation assistance.

Mr. Tarr serves as our chairman of the board of directors and general counsel pursuant to a letter agreement dated June 10, 2005. The letter agreement provides that Mr. Tarr will receive an annual base salary of $800,000, and he is expected to receive annual cash incentive compensation in the amount of 50% to 100% of his annual base salary. The board of directors has approved Mr. Tarr’s base salary for fiscal 2008 to be $1,000,000. In addition, Mr. Tarr was granted in July 2005, at no cost, restricted stock units pursuant to our 2003 stock incentive plan having a fair market value of $5,000,000, based on the closing price of our common stock on the New York Stock Exchange on the date of grant, or 219,876 restricted stock units. Mr. Tarr’s employment is terminable by either us or Mr. Tarr. Under the terms of the letter agreement, if Mr. Tarr’s employment is terminated by us without cause, all of his restricted stock units will immediately vest in full, and he will be entitled to (1) a lump sum payment equal to his annual base salary plus his maximum target bonus for such year and (2) continuation of benefits for one year. In the event of a reorganization event, as defined in the 2003 stock incentive plan, all of Mr. Tarr’s restricted stock units will immediately vest in full. In addition, if Mr. Tarr resigns or his employment is terminated without cause following a reorganization event, he will be entitled to (1) a lump sum payment equal to his annual base salary plus his maximum target bonus for such year and (2) continuation of benefits for one year.

Mr. Hupalo serves as our senior executive vice president, chief financial officer and group head, capital markets pursuant to a letter agreement dated February 24, 2003, as amended on October 14, 2005. The letter agreement provides that Mr. Hupalo’s compensation will include direct annual cash compensation of $400,000 and not less than $200,000 in annual cash incentive compensation to be paid on each anniversary date of his employment. The board of directors has approved Mr. Hupalo’s base salary for fiscal 2008 to be $550,000. Under the 2003 letter agreement, Mr. Hupalo was granted a stock option to purchase 450,000 shares of common stock pursuant to our 1996 stock option plan. Under the terms of the letter agreement, if Mr. Hupalo’s employment is terminated by us without cause, we will provide Mr. Hupalo with severance benefits in the form of (1) continuation of base salary and (2) continuation of benefits for one year.

Ms. Bowen serves as our executive vice president, chief administrative officer pursuant to a letter agreement dated April 28, 2004. The letter agreement provides that Ms. Bowen’s compensation will include direct annual cash compensation of $400,000 and a target annual bonus award of up to 30% of earned salary for the performance year. The board of directors has approved Ms. Bowen’s base salary for fiscal 2008 to be $450,000. In addition, Ms. Bowen was granted in October 2004, at no cost, 22,500 restricted stock units pursuant to our 2003 stock incentive plan.

Mr. Hawley serves as our executive vice president, client services and president, First Marblehead Education Resources, Inc. pursuant to a letter agreement dated April 9, 2004. The letter agreement provides that Mr. Hawley’s compensation will include direct annual cash compensation of $400,000 and a target annual bonus award of up to 30% of earned salary for the performance year. The compensation committee has approved an annual base salary for Mr. Hawley of $440,000 for fiscal 2008. In addition, Mr. Hawley was granted in October 2004, at no cost, 22,500 restricted stock units pursuant to our 2003 stock incentive plan.

Mr. Peck formerly served as our executive vice president, chief financial officer, treasurer and secretary pursuant to a letter agreement dated April 10, 2003. The letter agreement provided that Mr. Peck was entitled to receive annual cash incentive compensation to be paid on each anniversary date of his employment. In addition, Mr. Peck was granted in April 2003 a stock option to purchase 225,000 shares of common stock pursuant to our 2003 stock incentive plan. In connection with Mr. Peck’s resignation in November 2006 as executive vice president, chief financial officer, treasurer and secretary, we entered into an employment agreement and mutual general release with Mr. Peck. Pursuant to the agreement, Mr. Peck served from November 2006 to January 2007 as senior advisor to Mr. Kopnisky and assisted in the transition of the responsibilities of the chief financial officer to Mr. Hupalo. The agreement provided for a semi-monthly salary of $17,708 and provided that Mr. Peck would receive a lump sum payment equal to six months of salary, subject to adjustment for applicable taxes, at the end of the term of the agreement. The agreement also provided for the acceleration of the vesting of stock options held by Mr. Peck to purchase 22,500 shares of our common stock. Such stock options, which had an exercise price of $4.67 per share, represented 50% of Mr. Peck’s unvested stock options held as of November 1, 2006. We also paid for continuation of health and dental coverage pursuant to the federal COBRA law for six months following the term of the agreement.

Compensation of Our Directors

The following table sets forth information concerning compensation of our directors who are not also named executive officers for fiscal year ended June 30, 2007.

Fiscal 2007 Director Compensation

Name	Fees Earned or Paid in Cash		Stock Awards(1)	All Other Compensation		Total
Leslie L .Alexander	$43,000		$130,050	—		$173,050
Stephen E. Anbinder	—	(2)	—	$314,314	(3)	314,314
William R. Berkley	90,000		130,050	—		220,050
Dort A. Cameron III	43,000		130,050	—		173,050
George G. Daly	49,000		130,050	—		179,050
Peter S. Drotch	96,000		130,050	—		226,050
William D. Hansen	99,000	(4)	130,050	—		229,050

(1)                 The grant date fair value of the 3,000 restricted stock units granted to each non-employee director was $130,050. Amounts shown do not reflect compensation actually received by the non-employee directors, but rather expense that we recognized in fiscal 2007 for financial statement reporting purposes in accordance with FAS 123R. The amounts disregard the estimate of forfeitures related to service-based vesting conditions. For a discussion of our valuation assumptions, see Note (2)(k) to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2007, filed with the SEC on August 28, 2007. The following table shows the aggregate number of outstanding stock options and restricted stock units held by each of our non-employee directors as of June 30, 2007.

Name	Outstanding Restricted Stock Units	Outstanding Stock Options
Leslie L. Alexander	3,000	24,000
Stephen E. Anbinder	—	—
William R. Berkley	3,000	24,000
Dort A. Cameron III	—	24,000
George G. Daly	3,000	24,000
Peter S. Drotch	3,000	18,000
William D. Hansen	3,000	12,000

(2)                 Mr. Anbinder, who retired as an employee on June 30, 2006 but continues to serve as vice chairman of the board of directors, will not be entitled to compensation for his service as a director until such time as he qualifies as an “independent director” under the rules of the New York Stock Exchange.

(3)                 Mr. Anbinder has agreed to serve as a consultant to First Marblehead through December 31, 2007. Amounts represent $300,000 in consulting fees and $14,314 in reimbursement of health insurance.

(4)                 As part of Mr. Hansen’s duties as a director, he previously served as the chairman of our advisory board, for which he received an additional annual fee from us of $50,000. We disbanded our advisory board in April 2007.

Prior to September 2006, non-employee directors were entitled to receive stock options under our 2002 director stock plan. Beginning in September 2006, in lieu of stock option grants under the director plan, our board of directors adopted a program providing for grants of stock units to non-employee directors under our 2003 stock incentive plan. Our 2002 director stock plan and stock unit program are described below. In addition, we may, in our discretion, grant our stock options and other equity awards to our employee and non-employee directors under these stock plans or our other stock plans.

Our compensation arrangements with our non-employee directors are set forth below. Directors who are employees, Mr. Tarr and Mr. Kopnisky, receive no additional compensation for their service as directors. See “—Fiscal 2007 Summary Compensation Table” above for disclosure relating to their compensation.

   Fees and Expenses

Our non-employee directors receive an annual fee from us of $40,000. Directors do not receive any additional meeting fees for attending meetings of the board of directors, although they are reimbursed for expenses incurred in attending meetings of the board of directors.

We pay our lead director, Mr. Berkley, and the chairman of the audit committee of our board of directors, Mr. Drotch, an additional annual fee of $50,000 in connection with their duties. Each member of the audit committee or compensation committee receives an additional $1,000 for attendance at each audit committee or compensation committee meeting.

   2002 Director Stock Plan

Our director stock plan was adopted by our board of directors in September 2002 and by our stockholders in August 2003. Under the director stock plan, our non-employee directors have been eligible to receive non-statutory stock options to purchase shares of our common stock. A total of 300,000 shares of our common stock may be issued upon the exercise of options granted under the director stock plan. As of September 21, 2007, options to purchase 126,000 shares of common stock were outstanding under the director stock plan.

Under the terms of the director plan, each non-employee director was granted an option to purchase 6,000 shares of common stock on the date of his or her initial election to our board of directors. In addition, each non-employee director received an option to purchase 6,000 shares of our common stock on September 20 of each year, if on such date the non-employee director had served on our board of directors for at least 180 days.

We have granted the following non-statutory stock options to our non-employee directors since June 30, 2004:

•       On September 20, 2004, we granted stock options to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen to purchase 6,000 shares at an exercise price of $32.97 per share.

•       On September 20, 2005, we granted stock options to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen to purchase 6,000 shares at an exercise price of $19.04 per share.

All options granted under the director stock plan vested immediately and had an exercise price equal to the closing price of our common stock on the last trading day immediately preceding the date of the option grant. An optionee may exercise his option only while he is a director and for 90 days after he ceases to be a director. Unexercised options expire ten years after the date of grant. Options granted under the director plan are not transferable or assignable other than by will or the laws of descent and distribution.

   Stock Unit Program

Under the terms of the stock unit program, each non-employee director is entitled to receive 3,000 stock units under our 2003 stock incentive plan on the date of his or her initial election to our board of directors. In addition, each non-employee director is entitled to receive 3,000 stock units on September 20 of each year, if on such date the non-employee director has served on our board of directors for at least 180 days. Each stock unit represents the right to receive one share of our common stock. A director may elect to defer delivery of the underlying shares until the date 30 days after the date the director has ceased to serve as a director. Directors who make such a deferral election will also receive, at the time of delivery of their shares, a payment equal to: (1) the number of shares delivered multiplied by (2) the aggregate amount of cash dividends paid in respect of one share of our common stock to stockholders of record following each respective date of grant of the stock units.

We have granted the following stock units to our non-employee directors:

•       On September 20, 2006, we granted 3,000 stock units to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen. All directors elected to defer delivery of their shares except Mr. Cameron.

•       On September 20, 2007, we granted 3,000 stock units to each of Messrs. Alexander, Berkley, Cameron, Daly, Drotch and Hansen. All directors elected to defer delivery of their shares.

   Effect of Change in Control

In the event of a merger of First Marblehead with another entity or any exchange of all our common stock for cash, securities or other property, which we refer to in this proxy statement as a reorganization event, our board of directors will provide for all outstanding options under the director plan to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, our board of directors will provide that all unexercised options will become exercisable in full prior to the completion of the reorganization event and that these options will terminate upon completion of the event if not previously exercised. If our stockholders will receive cash in the reorganization event, our board of directors may instead provide that all options will terminate and be exchanged for cash. In the event of a proposed liquidation or dissolution of First Marblehead, our board of directors will provide that all then unexercised options under the director plan will become exercisable in full as of a specified time at least 10 business days prior to the effective date of the liquidation or dissolution and then terminate effective upon the liquidation or dissolution, if not previously exercised. Our board of directors may adjust each outstanding option upon a change in capitalization.

Upon a reorganization event, we will issue to directors holding stock units a number of shares of our common stock equal to the number of stock units held by a non-employee director, and we will pay in cash any amounts credited for cash dividends paid in respect of such shares.

   Consulting Arrangement

We entered into a letter agreement with Mr. Anbinder in June 2006 upon his retirement as an employee. The letter agreement provides that Mr. Anbinder will provide consulting, advisory and related services as we may reasonably request from time to time. Mr. Anbinder agreed to provide these services for the twelve-month period ending June 30, 2007, after which we extended the agreement through December 31, 2007. Either party may terminate the services upon 30 days’ prior written notice. Mr. Anbinder has agreed to devote at least 250 hours to the performance of his services, and we have agreed to pay Mr. Anbinder fees of $25,000 per month. In addition, we have agreed to maintain Mr. Anbinder’s office for so long as he provides his services. In the letter agreement, Mr. Anbinder affirmed his obligations under his invention, non-disclosure, non-competition and non-solicitation agreement with us, and we agreed to continue health insurance for Mr. Anbinder for the remainder of his life.

Compensation Committee Interlocks and Insider Participation

The compensation committee currently consists of Messrs. Alexander, Berkley, Cameron, Daly and Hansen. Mr. Berkley served on the compensation committee throughout fiscal 2005 and re-joined the committee in August 2006. None of Messrs. Alexander, Berkley, Cameron, Daly or Hansen has ever been an officer or employee of First Marblehead. Other than the arrangements described below under “—Certain Relationships and Related Transactions—Related Person Transactions,” no member of the compensation committee had any relationship with us during fiscal 2007 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as one of our directors or as a member of our compensation committee.

No executive officer, or associate of any executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No executive officer is related by blood, marriage or adoption to any other director or executive officer.

Certain Relationships and Related Transactions

   Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which First Marblehead is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our lead director. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s nominating and corporate governance committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•       the related person’s interest in the related person transaction;

•       the approximate dollar value of the amount involved in the related person transaction;

•       the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•       whether the transaction was undertaken in the ordinary course of our business;

•       whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•       the purpose of, and the potential benefits to us of, the transaction; and

•       any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in First Marblehead’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•       interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and so do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of First Marblehead’s annual consolidated gross revenues; and

•       a transaction that is specifically contemplated by provisions of First Marblehead’s restated certificate of incorporation or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

   Related Person Transactions

Associated Community Brokers, Inc. has served as our insurance agent in connection with our directors and officers liability insurance. Associated Community Brokers, Inc. is a wholly owned subsidiary of Associated Community Bancorp, Inc. William R. Berkley, our lead director, is the chairman of the board of directors, and majority shareholder, of Associated Community Bancorp. We paid Associated Community Brokers commissions of approximately $146,700 during fiscal 2007 in connection with our directors and officers liability insurance. We believe that these commissions were substantially the same as we would have paid to other insurance brokers for comparable insurance coverage.

At June 30, 2007, we had on deposit with The Milestone Funds, an open-end management investment company, approximately $84.3 million of cash and cash equivalents in a treasury obligations portfolio. Milestone Capital Management, LLC, which serves as investment adviser to the portfolio, charges us its standard service fees based on our assets under management in the portfolio. In addition, approximately $118.0 million of investments was invested by Milestone Capital Management, LLC on behalf of First Marblehead under an investment management agreement. Milestone Capital Management, LLC receives a fee for services it performs under this agreement. Immediate family members of one of our directors, Dort A. Cameron III, indirectly own approximately 65% in the aggregate of the membership interests of Milestone Capital Management, LLC. As a result, these family members would be entitled to receive a portion of any amounts distributed by Milestone Capital Management, LLC to its members, including any net income attributable to our investment in the portfolio or investment management agreement. The aggregate amount of net revenues (before expenses) that Mr. Cameron’s family members could be entitled to receive in light of their membership interests during fiscal 2007 and the gross revenue attributable to our average historical assets under management in the portfolio during fiscal 2007 was $98,309.

We entered into a letter agreement with Mr. Anbinder in June 2006 upon his retirement as an employee. The letter agreement provides that Mr. Anbinder will provide consulting, advisory and related services as we may reasonably request from time to time. Mr. Anbinder agreed to provide these services for the twelve-month period ending June 30, 2007, after which we extended the agreement through December 31, 2007. Either party may terminate the services upon 30 days’ prior written notice. Mr. Anbinder has agreed to devote at least 250 hours to the performance of his services, and we have agreed to pay Mr. Anbinder fees of $25,000 per month. In addition, we have agreed to maintain Mr. Anbinder’s office for so long as he provides his services. In the letter agreement, Mr. Anbinder affirmed his obligations under his invention, non-disclosure, non-competition and non-solicitation agreement with us, and we agreed to continue health insurance for Mr. Anbinder for the remainder of his life.

All of the related person transactions described above were entered into prior to July 1, 2006 and were ongoing in nature. As such, those transactions are reviewed by our nominating and corporate governance committee periodically and at least annually.

OTHER INFORMATION

Principal Stockholders

The following table presents information we know regarding the beneficial ownership of our common stock as of August 31, 2007 for each person, entity or group of affiliated persons whom we know to beneficially own more than five percent of our common stock. The table also sets forth such information for our named executive officers and directors, individually, and our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Securities that may be beneficially acquired within 60 days of August 31, 2007, including director stock units and restricted stock units vesting within 60 days of August 31, 2007, are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 93,459,496 shares of common stock outstanding as of August 31, 2007.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The First Marblehead Corporation, The Prudential Tower, 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Right to Acquire within 60 days of August 31, 2007		Percentage Beneficially Owned
Five Percent Stockholders
Leslie L. Alexander	18,265,349	(2)(3)	30,000	(3)	19.5%
Daniel Maxwell Meyers	7,738,461	(4)	—		8.3
Entities/individuals affiliated with Delta Partners LLC	7,517,550	(5)	—		8.0
William R. Berkley	5,068,549	(3)(6)	30,000	(3)	5.4
Unicredito Italiano S.p.A.	4,763,349	(7)	—		5.1
Named Executive Officers
Jack L. Kopnisky	57,500	(8)	37,500	(8)		*
Peter B. Tarr	102,950	(9)	—			*
John A. Hupalo	183,327	(10)	90,000	(10)		*
Anne P. Bowen	8,190		—			*
Andrew J. Hawley	13,619		—			*
Donald R. Peck	11,665		—			*
Directors
Leslie L. Alexander	18,265,349	(2)(3)	30,000	(3)	19.5
Stephen E. Anbinder	3,351,585	(11)	—		3.6
William R. Berkley	5,068,549	(3)(6)	30,000	(3)	5.4
Dort A. Cameron III	965,400	(12)(13)	27,000	(13)	1.0
George G. Daly	30,000	(3)	30,000	(3)		*
Peter S. Drotch	24,000	(14)	24,000	(14)		*
William D. Hansen	18,000	(15)	18,000	(15)		*
Jack L. Kopnisky	57,500	(8)	37,500	(8)		*
Peter B. Tarr	102,950	(9)	—			*
All executive officers and directors as a group (15 persons)	28,101,335	(2)(6)(8)(9)(10)(11)(12)(16)	286,500	(8)(10)(16)	30.0%

*                    Represents less than 1% of the outstanding shares of common stock.

(1)                 Includes shares issuable pursuant to options, director stock units and restricted stock units exercisable or vesting within 60 days of August 31, 2007.

(2)                 Includes 3,194,953 shares held by The Alexander 2003 Family Trust, of which Mr. Alexander may be deemed to be the beneficial owner.

(3)                 Includes 24,000 shares issuable pursuant to options granted under our director stock plan, 3,000 stock units granted under our 2003 stock incentive plan on September 20, 2006 and 3,000 stock units granted under our 2003 stock incentive plan on September 20, 2007.

(4)                 This information is based on a Schedule 13G/A filed on February 14, 2007 with the SEC by Mr. Meyers. Reported ownership includes 150,000 shares of common stock held of record by The Daniel M. Meyers 2003 Qualified Annuity Trust, of which Mr. Meyers is sole trustee. The address of Mr. Meyers is 800 Boylston Street, Suite 1380, Boston, MA 02111.

(5)                 The information is based on a Schedule 13G/A filed on May 2, 2007 with the SEC by Delta Partners LLC and its affiliates. Shares reported for Delta Partners, LLC and Charles Jobson include shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, Prism Partners QP, LP, and one separate account. The additional 7,800 shares reported for Charles Jobson include shares beneficially owned by Tetra Capital Partners, LP, Tetra Offshore Fund, Ltd. and one separate account. The address of the entities and individuals affiliated with Delta Partners LLC is One International Place, Suite 2401, Boston, Massachusetts 02110.

(6)                 Includes 450,000 shares held by the William R. Berkley Grantor Retained Annuity Trust, 375,000 shares held by Berkley Peninsula LLC and 411,432 shares held by The Berkley Family Foundation, Inc. Mr. Berkley is the trustee of the William R. Berkley Grantor Retained Annuity Trust and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley is the Managing Director and sole owner of Berkley Peninsula LLC and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley is the President of The Berkley Family Foundation, Inc. and may be deemed to have beneficial ownership of the shares held thereby. Mr. Berkley disclaims beneficial ownership of shares held by The Berkley Family Foundation, Inc. Also includes 323,977 shares pledged to secure indebtedness of William R. Berkley, LLC, of which Mr. Berkley is the Managing Director and sole owner.

(7)                 The information is based on a Schedule 13G filed on June 6, 2007 with the SEC by Unicredito Italiano S.p.A. The address of Unicredito Italiano S.p.A. is Piazza Cordusio 2, 20123 Milan, Italy.

(8)                 Includes 37,500 shares issuable pursuant to restricted stock units exercisable within 60 days of August 31, 2007.

(9)                 Includes 15,000 shares held by Mr. Tarr’s wife.

(10)             Includes 90,000 shares issuable pursuant to options granted under our 2003 stock incentive plan.

(11)             Includes 2,640,000 shares held by The Roxbury Management Company, LLC. Mr. Anbinder owns four voting units in The Roxbury Management Company, LLC, and the remaining 96 non-voting units are owned by Mr. Anbinder’s family members or family trusts. Mr. Anbinder is the sole manager of The Roxbury Management Company, LLC. Reported ownership excludes 127,500 shares held by the Anbinder Family Foundation, for which Mr. Anbinder is one of four trustees.

(12)             Includes 240,000 shares held by Mr. Cameron’s wife.

(13)             Includes 24,000 shares issuable pursuant to options granted under our director stock plan and 3,000 stock units granted under our 2003 stock incentive plan on September 20, 2007.

(14)             Includes 18,000 shares issuable pursuant to options granted under our director stock plan, 3,000 stock units granted under our 2003 stock incentive plan on September 20, 2006 and 3,000 stock units granted under our 2003 stock incentive plan on September 20, 2007.

(15)             Includes 12,000 shares issuable pursuant to options granted under our director stock plan, 3,000 stock units granted under our 2003 stock incentive plan on September 20, 2006 and 3,000 stock units granted under our 2003 stock incentive plan on September 20, 2007.

(16)             Includes 126,000 shares issuable pursuant to options granted under our director stock plan, 15,000 stock units granted under our 2003 stock incentive plan on September 20, 2006 and 18,000 stock units granted under our 2003 stock incentive plan on September 20, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during fiscal 2007, the reporting persons complied with all Section 16(a) filing requirements, other than the following late filings:

Name of Reporting Person	Number of Late Reports	Transactions That Were Not Reported on a Timely Basis
Stephen E. Anbinder	1	Form 4—open market sale of common stock
Kenneth Klipper	1	Form 3—initial statement of beneficial ownership

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or phone number:

The First Marblehead Corporation
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, Massachusetts 02199
Attention: Investor Relations
(617) 638-2000

If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

The board hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By order of the Board of Directors,

Gregory M. Woods
Secretary

October 5, 2007

APPENDIX A

Proxy—The First Marblehead Corporation

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 8, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) John A. Hupalo and Peter B. Tarr, and each of them, attorneys of the undersigned (the “proxy holders”), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2007 annual meeting of stockholders (the “Meeting”) of The First Marblehead Corporation (the “Company”) to be held at The Princeton Club of New York, 15 West 43rd Street, New York, New York 10036, at 12:00 p.m. (local time), on Thursday, November 8, 2007, and any adjourned sessions thereof, and (2) vote all shares of common stock of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. Each of the following matters is proposed by the Company, and none of the matters is related to or conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

If this proxy is properly executed, the shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any of the director nominees or proposals specified on the reverse side, this proxy will be voted “FOR” each director nominee and proposal.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

Annual Meeting Proxy Card

A.	Proposals – The Board of Directors recommends a vote FOR all director nominees and FOR Proposals 2 and 3.
1.	Election of Directors:	FOR	WITHHOLD
01 - Leslie L. Alexander	☐	☐
02 - Stephen E. Anbinder	☐	☐
03 - William R. Berkley	☐	☐
04 - Dort A. Cameron III	☐	☐
05 - George G. Daly	☐	☐
06 - Peter S. Drotch	☐	☐
07 - William D. Hansen	☐	☐
08 - Jack L. Kopnisky	☐	☐
09 - Peter B. Tarr	☐	☐
2.	Approve an amendment to First Marblehead’s restated certificate of incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Ratify the appointment of KPMG LLP as First Marblehead’s independent registered public accounting firm for the fiscal year ending June 30, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
C.	Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below.

Note: The signature(s) on this proxy should correspond exactly with the stockholder’s name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

Date (mm/dd/yyyy) Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box
/ /
B.	Non-Voting Items
Change of Address – Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐